Exhibit (d)(4)

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 17, 2010 (this “Agreement”), among Micro Holding Corp., a Delaware corporation (“Parent”), Idealab Holdings, L.L.C., a Delaware limited liability company (“Holdings”), and Idealab, a California corporation (“Idealab”, and each of Holdings and Idealab, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Parent, Micro Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Internet Brands, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);

WHEREAS, each Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of and is entitled to dispose of and vote the number of shares of the Company’s Class A common stock, $0.001 par value per share (“Class A Common Stock”), and the Company’s Class B common stock, $0.001 par value per share (“Class B Common Stock”), as set forth opposite such Stockholder’s name on Exhibit A to this Agreement (with respect to each Stockholder, the “Owned Shares”; the Owned Shares and any additional shares of the Company in which such Stockholder acquires record and beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and the Stockholders are entering into this Agreement;

WHEREAS, the board of directors of the Company has approved this Agreement; and

WHEREAS, a majority of the Company’s “independent directors” (as such term is defined in the Company’s restated certificate of incorporation, as amended) have approved the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

1.             Agreement to Vote.

(a)           Prior to the Time of Termination (as defined herein), each Stockholder, in its capacity as a stockholder of the Company, agrees that, at the Company Stockholders Meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, such Stockholder shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any, (ii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares owned as of the record date for such Company Stockholders Meeting (or the date that any written consent is executed by Stockholder) (the “Record Date”) in favor of approval of the Merger, adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement; provided, that each Stockholder shall be obligated under this Agreement to vote its Covered Shares owned as of the Record Date in favor of or otherwise consent to or approve the Merger, adoption of the Merger Agreement and other actions described above only if, in connection with such Company Stockholders Meeting or written consent, the Special Stockholder Approval has been obtained; provided, further, that each Stockholder shall be obligated under this Agreement to vote its Covered Shares against or otherwise refrain from consenting to or approving the Merger, adoption of the Merger Agreement and other actions described above if, in connection with such Company Stockholders Meeting or written consent, the Special Stockholder Approval has not been obtained, and (iii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), the Covered Shares in respect of any Takeover Proposal and any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, in the case of this clause (iii) in favor and against such matter in the same proportion as the shares of Company Common Stock actually voted at such meeting other than the Covered Shares are voted at such meeting. Prior to the Time of Termination, each Stockholder agrees not to propose any matter set forth in clause (iii).

(b)           Except as expressly set forth in this Agreement, each Stockholder may vote the Covered Shares in its discretion on all matters submitted for the vote of stockholders of the Company or in connection with any written consent of the Company’s stockholders.

(c)           Subject to the last sentence of this Section 1(c), by execution of this Agreement, each Stockholder does hereby appoint Parent with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy, to the full extent of such Stockholder’s rights with respect to the Covered Shares, to vote at the Company Stockholders Meeting, if such Stockholder does not perform its obligations under Section 1(a) with respect to such meeting, each of the Covered Shares that such Stockholder shall be entitled to so vote with respect to the matters set forth in Section 1(a) hereof at the Company Stockholders Meeting, and at any adjournment or postponement thereof, and in connection with any action of the stockholders of the Company taken by written consent at the request of the Company in the manner set forth in Section 1(a) hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Time of Termination and hereby revokes any proxy previously granted by such Stockholder with respect to the Covered Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate at the Time of Termination of this Agreement.

2.             No Inconsistent Agreements.  Each Stockholder hereby covenants and agrees that, except pursuant to this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Time of Termination, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Time of Termination, a proxy or power of attorney with respect to any Covered Shares (except for the proxy or power of attorney with respect to certain Covered Shares granted pursuant to the Contract described in Schedule A hereto), in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

3.             Termination.  This Agreement shall terminate (i) upon the earliest of (a) the failure of the Company Stockholder Approvals to have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) upon a vote taken on adoption of the Merger Agreement (except for any failure resulting from a Stockholder’s breach of Section 1(a)), (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms or (d) February 28, 2011, or (ii) at any time upon the written agreement of Parent and the Stockholders (any such time under clause (i) or (ii) being referred to herein as the “Time of Termination”); provided, that the provisions set forth in Sections 7 and 10 to 22 shall survive the termination of this Agreement; provided further, that no party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any termination of this Agreement.

4.             Representations and Warranties.

(a)           Representations and Warranties of Parent.  Parent hereby represents and warrants to the Stockholders as follows:

(i)            Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent have been duly and validly authorized by its board of directors, and no other action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each of the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability is subject to the Bankruptcy and Equity Exception;

(ii)           Except for (w) the applicable requirements of the Exchange Act and the rules and regulations of the NASDAQ, (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (y) filings required under, or in compliance with other applicable requirements of, the HSR Act and (z) filings required under the Investment Canada Act, (A) no filing with, and no authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (B) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (1) conflict with or violate, any provision of the organizational documents of Parent, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent and in existence as of the date hereof except, in the case of clause (2) or (3), for breaches, violations, defaults or Liens that would not, individually or in the aggregate, materially impair the ability of Parent to perform its obligations hereunder; and

(iii)          As of the date of this Agreement, there is no action, proceeding or investigation pending against Parent or, to the knowledge of Parent, threatened against Parent that questions the validity of this Agreement or the performance by Parent of its obligations under this Agreement.

(b)           Representations and Warranties of Stockholders.  Each Stockholder jointly hereby represents and warrants to Parent as follows:

(i)            Such Stockholder is the only record and beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of Liens other than as created by this Agreement and by the Contracts described in Schedule B hereto. As of the date hereof, other than the Owned Shares, such Stockholder does not own beneficially or of record any shares of Company capital stock or any interest therein;

(ii)           Such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such Stockholder have been duly and validly authorized by all necessary limited liability company or corporate action, as applicable, and no other action on the part of such Stockholder is necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability is subject to the Bankruptcy and Equity Exception;

(iii)          Except for the applicable requirements of the Exchange Act or the HSR Act and Canadian Merger Laws, (A) no filing with, and no authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (B) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (1) conflict with or violate, any provision of the organizational documents of any such Stockholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or result in the creation of a Lien on any property or asset of such Stockholder (including the Covered Shares) pursuant to any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound other than this Agreement and the Contracts described in Schedule B hereto or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder and in existence as of the date hereof except, in the case of clause (2) or (3), for breaches, violations, defaults or Liens that would not, individually or in the aggregate, materially impair the ability of such Stockholder to perform its obligations hereunder;

(iv)          As of the date of this Agreement, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that questions the validity of this Agreement or the performance by such Stockholder of its obligations under this Agreement;

(v)           Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein; and

(vi)          As of the date hereof there does not exist, and at no time prior to the Time of Termination will such Stockholder permit to exist, any outstanding Indebtedness under any of the agreements described in Schedule A or Schedule B to which such Stockholder is bound.

5.             Certain Covenants of Stockholder.  Except in accordance with the terms of this Agreement, each Stockholder jointly hereby covenants and agrees as follows:

(a)           Subject to Section 6 and Section 5(b) hereof, prior to the Time of Termination, such Stockholder shall not, and shall not authorize or permit any of its Subsidiaries or Representatives, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate the making by any Person (other than the other parties to the Merger Agreement) of any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, any Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Takeover Proposal,

(iii) execute or enter into any Contract or letter of intent constituting or relating to any Takeover Proposal, or approve or recommend or propose to approve or recommend any Takeover Proposal or any Contract constituting or relating to any Takeover Proposal (or authorize or resolve to agree to do any of the foregoing actions), or (iv) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Shares intending to facilitate any Takeover Proposal or cause stockholders of the Company not to vote to approve the Merger, the adoption of the Merger Agreement or any other transaction contemplated by the Merger Agreement. If such Stockholder receives (including by notification from any of its Representatives) any inquiry or proposal with respect to any Takeover Proposal, then such Stockholder shall promptly (and in any event within twenty-four (24) hours after receipt by (or notification to) such Stockholder) inform Parent of the terms and conditions, if any, of any such inquiry or proposal and the identity of the Person making it. Such Stockholder’s notice shall include (i) a copy of any written Takeover Proposal and any other documents provided to such Stockholder or any of his or its Representatives with respect to such Takeover Proposal or (ii) in respect of any Takeover Proposal not made in writing, a written summary of the material terms of such Takeover Proposal including the identity of the Person or group of Persons making the Takeover Proposal. Such Stockholder shall keep Parent reasonably informed on a prompt basis of the status and developments regarding any such inquiry or proposal. Such Stockholder hereby agrees immediately to cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore other than Parent with respect to any Takeover Proposal.

(b)           Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) nothing shall prevent a Stockholder from complying with its disclosure obligations under applicable U.S. securities laws and (ii) subject to such Stockholder’s compliance in all material respects with Section 5(a) of this Agreement, in the event the Company, its board of directors or their respective Representatives furnishes information to or enters into discussions or negotiations with a Person, as and to the extent permitted pursuant to Section 5.4(b) of the Merger Agreement, each of the Stockholders shall be permitted, and shall be permitted to cause any of its Subsidiaries or Representatives, to furnish information and engage in discussions with such Person as and to the same extent that the Company, its board of directors or their respective Representatives is permitted to take such actions. Each such Stockholder shall keep Parent reasonably informed on a prompt basis of the status and developments regarding any discussions relating to any Takeover Proposal pursuant to this Section 5(b).

(c)           Each of the Stockholders hereby agrees not to (i) sell, transfer, pledge, encumber, assign, hedge, swap or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment, hedging, swap or other disposition of, any of the Covered Shares other than pursuant to the Contracts described in Schedule B hereto or (ii) knowingly take any action that would make any representation or warranty of any of the Stockholders contained herein untrue or incorrect or have the effect of disabling any of the Stockholders from performing its obligations under this Agreement. In furtherance of this Agreement, until the Time of Termination, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares and to include the following legend on the share certificates for the Covered Shares: “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AGREEMENT, DATED AS OF SEPTEMBER 17, 2010, BY AND AMONG MICRO HOLDING CORP., IDEALAB HOLDINGS L.L.C. AND IDEALAB. ANY TRANSFER OF SUCH SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.” Notwithstanding anything contained herein to the contrary, such Stockholder’s authorization and instruction shall automatically terminate at the Time of Termination of this Agreement. From and after the Time of Termination, Parent agrees to provide any documentation, issue any instructions or take any further action as may be necessary or appropriate to remove the legend from the share certificates for the Covered Shares.

(d)           Each of the Stockholders who is a party to a Contract described in Schedule A or Schedule B hereto (a “Contract Party”) hereby agrees, in a reasonably prompt manner (and in no event later than the Effective Time) and at its sole cost and expense, to take such further action pursuant to the terms of such Contract as may be necessary or appropriate to revoke any proxies or powers of attorney granted with respect to any Covered Shares pursuant to such Contract and to release any Covered Shares from a Lien granted under such Contract, including payment of any principal, interest, advances, fees or commissions owed by such Contract Party pursuant to the terms of such Contract.

6.             Stockholder Capacity.  Notwithstanding any provision of this Agreement to the contrary, no Person who owns, directly or indirectly, any capital stock or membership interest in any Stockholder or any director, officer, manager or managing member of any Stockholder, in each case, who is or becomes during the term of this Agreement a director or officer of the Company will be deemed to make any agreement or understanding in this Agreement in that Person’s capacity as a director or officer of the Company. This Agreement is being entered into by each Stockholder solely in its capacity as the record holder and beneficial owner of its Covered Shares, and nothing in this Agreement will limit or affect any actions taken by any Person who owns, directly or indirectly, any capital stock or membership interest in such Stockholder or any director, officer, manager or managing member of such Stockholder in his or her capacity as a director or officer of the Company. Without limiting the generality of the foregoing, Parent acknowledges that each of William Gross, Marcia Goodstein and Howard Morgan is a member of the Board of Directors of the Company and is also affiliated with the Stockholders, and that each of the foregoing people, in his or her capacity as a member of the board of directors of the Company, may, in the exercise of his or her fiduciary duties, take actions that would violate this Agreement if such actions were taken by a Stockholder. Parent agrees that no such action taken in such individual’s capacity as a member of the Board of Directors of Company will be deemed a violation of this Agreement. For the avoidance of doubt, nothing in this Section 6 shall impair Parent’s rights under the Merger Agreement.

7.             Waiver of Appraisal Rights.  To the extent permitted by applicable Law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law.

8.             Disclosure.  Each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

9.             Non-Survival of Representations and Warranties.  The representations and warranties of the Stockholders contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

10.           Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

11.           Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            If to either Stockholder:

Idealab Holdings, L.L.C.

130 W. Union Street

Pasadena, CA 91103

Attention: General Counsel

Facsimile: (626) 535-2703

Gibson, Dunn & Crutcher LLP

333 S. Grand Avenue

Los Angeles, CA 90071

Attention: Bradford P. Weireck, Esq.

Facsimile: (213) 229-7765

(ii)           If to Parent:

Micro Holding Corp.

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, California 94111

Attention: C. Andrew Ballard

                     Arrie Park

Facsimile: (415) 788-0176

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Brian M. Stadler

Facsimile: (212) 455-2502

13.           Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements or undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

14.           No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

15.           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

16.           Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

17.           Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

18.           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

19.           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

20.           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21.           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

22.           No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, Parent and the Stockholders have executed this Agreement as of the date first written above.

MICRO HOLDING CORP.
/s/ C. Andrew Ballard
Name:	C. Andrew Ballard
Title:	President

IDEALAB HOLDINGS, L.L.C., a Delaware limited liability company

/s/ Douglas McPherson
Name:	Douglas McPherson
Title:	Assistant Secretary

IDEALAB, a California corporation

/s/ Douglas McPherson
Name:	Douglas McPherson
Title:	Secretary

[Signature Page to Voting Agreement]

EXHIBIT A

STOCKHOLDER OWNED SHARES

Stockholder	Owned Shares
Idealab	Class A Common Stock: 71,465
Options to purchase Class A Common Stock: 75,000
Class B Common Stock: 0

Idealab Holdings, L.L.C.	Class A Common Stock: 5,669,661
Options to purchase Class A Common Stock: 0
Class B Common Stock: 3,025,000

Exhibit A-1

SCHEDULE A

PROXIES OR POWERS OF ATTORNEY

i.                                          Loan and Security Agreement dated as of August 31, 2009 between Silicon Valley Bank, Idealab, Idealab Holdings, LLC and Boston Idealab, Inc.

Schedule A-1

SCHEDULE B

LIENS

i.                                          Loan and Security Agreement dated as of August 31, 2009 between Silicon Valley Bank, Idealab, Idealab Holdings, LLC and Boston Idealab, Inc.

ii.                                       Securities Account Control Agreement dated as of September 8, 2009 among Silicon Valley Bank, Idealab Holdings, LLC and Thomas Weisel Partners.

iii.                                    U.S. Bank Pledged and Restricted Account Agreement dated as of September 11, 2009 among Silicon Valley Bank, Idealab and U.S. Bank National Association.

Schedule B-1